                                 [LETTERHEAD]

                                                   MEMPHIS, TENN., Jan. 20 1998

RECEIVED OF IDEAL TRAVEL CONCEPTS, INC. AND/OR ASSIGNS

the sum of $25,000.00 Dollars to be deposited with Escrow Agent upon acceptance of contract as earnest money and in part payment for the purchase of the following described real estate (called "Property") situated in the County of Shelby, and State of Tennessee:

     Office Building and commercial lot known municipally as 8650-8652 Macon Road, Memphis, Shelby County, Tennessee, and all permanent improvements thereon. Building contains approximately 16,000 square feet and lot contains approximately 2 acres. Tax Parcel ID No. 091011 00018.

  Seller covenants and agrees to sell and convey Property, with all improvements thereon, or cause it to be conveyed, by good and sufficient warranty deed, to Purchaser, or to such person or persons as Purchaser may designate; Purchaser, however, shall not be released from any of Purchaser's agreements and undertakings as set forth herein, unless otherwise stated; and Purchaser covenants and agrees to purchase and accept Property for the total price of ($1,425,000.00) One Million Four Hundred Twenty-Five Thousand and No/100 Dollars, upon terms as follows:

     All cash at closing of which the earnest money deposit is a part. See attached Addendum "A" for other provisions of this contact.

Seller warrants plumbing, heating, electrical, and air conditioning systems are in working order at the time of closing.

Seller agrees to have the above described property inspected by a licensed and bonded termite control operator; have treated if infestation is found, remedy and repair any insecurities in the visible foundation timbers caused by termites or other wood destroying insects.

Closing to be on or before March 31, 1998. Possession of premises is to be given at closing.

  Rents, if any, and all taxes for the current year and interest (and FHA Mortgage Insurance Premium, if any) upon any debt secured by Property and assumed by Purchaser are to be prorated as of date of closing, and all prior unpaid taxes or liens including front foot assessments are to be paid by Seller, unless otherwise specified. Fire and any additional hazard insurance premiums on the improvements on Property are to be prorated unless cancelled (cancelled) (prorated) as of date of closing. If prorated, Purchaser is to pay Seller the unearned premiums for such insurance. (It is recommended that Seller notify his insurance company of the existence of this contract of sale.)

IF THIS CONTRACT REQUIRES FHA OR VA FINANCING, THE SELLERS AGREE TO PAY THE DISCOUNT ON THE NEW LOAN, NOT TO EXCEED N/A %.

Title is to be conveyed subject to all restrictions, easements and covenants of record, and subject to zoning ordinances or laws of any governmental authority.

The improvements on Property are to be delivered in as good condition as they are as of the date of this contract, ordinary wear and tear excepted, and if not in such condition when final settlement is made, Seller is obligated to put them in such condition, or to compensate Purchaser for his failure to do so, but in the event of destruction by fire, or otherwise, Seller's liability shall in no event be more than the appraised value of the improvements so destroyed.

  Deferred payments, if any, are to be evidenced by promissory note(s) of Purchaser payable on or before maturity, bearing interest at N/A per cent per annum, and secured by a deed of trust on Property in the form generally used by banks and title insurance companies in Memphis, Tennessee. Settlement and payment of balance, if any, of cash payment shall be made upon presentation of a good and valid warranty deed with the usual covenants and conveying a good and merchantable title, after allowing fifteen days from completion of title search or the delivery of abstracts for examination of title. At the election of Purchaser, Seller agrees promptly to furnish, for examination only, either title search or adequate abstracts of title, taxes, and judgments, covering Property, or at Seller's option, a policy of title insurance by STEWART TITLE COMPANY OF MEMPHIS for the amount of the above pruchase price, insuring marketability of title and paid for by Seller. Adequate abstracts of title, taxes and judgments are those required by STEWART TITLE COMPANY OF MEMPHIS as the basis for the issuance of a policy of title insurance. In the event of controversy regarding title, a title insurance policy covering Property, issued by STEWART TITLE COMPANY OF MEMPHIS for the above purchase price, shall constitute and be accepted by Purchaser as conclusive evidence of good and merchantable title.

If the title is not good and cannot be made good within a reasonable time after written notice has been given that the title is defective, specifically pointing out the defects, then the above earnest money shall be returned to Purchaser and the usual commission shall be paid to the undersigned Agent by Seller. If the title is good and Purchaser shall fail to pay for Property as specified herein, Seller shall have the right to elect to declare this contract cancelled, and upon such election, the earnest money shall be retained by and divided equally between Seller and Agent, as liquidated damages and commission respectively, but in no event shall Agent's share exceed the regular commission. The right given Seller to make the above election shall not be Seller's exclusive remedy, and either party shall have the right to elect to affirm this contract and enforce its specific performance or recover full damages for its breach. Seller's retention of such earnest money shall not be evidence of an election to declare this contract cancelled, as Seller shall have the right to retain his portion of earnest money to be credited against damages actually sustained. Seller agrees to pay the undersigned Agent a commission of 4% of the sale price. Unless otherwise specified herein such commission is to be paid in cash out of the net proceeds of the sale at time of closing this transaction. Failure to close shall not relieve Seller of his obligation to pay a commission as provided herein. If property is being exchanged, each party hereto agrees to furnish either title search or adequate abstracts of title and pay the Agent the commission on the real estate each contracts herein to convey, and otherwise fulfill obligations incumbent upon Seller as outlined above. Any abstracts covering Property only will become the property of Purchaser subject to rights of mortgage holder.

  Seller is to pay for preparation of deed, recording of purchase money trust deed, if any, title search or abstract, state tax and Register's fee on trust deed, and notary fee on deed. Seller authorizes Agent to order title search or abstract for which Seller agrees to pay. Purchaser is to pay for preparation of note, or notes, and trust deed, notary fee on trust deed, recording of deed, state tax and Register's fee on deed, and expense of title examination or title insurance, if any. Seller and Purchaser are to share equally in paying closing fee and loan transfer fee, if any, in connection with transaction. If Purchaser obtains a loan on Property, he is to pay all expenses incident thereto.

  Should there be any tax, insurance or other accrual items on deposit with the holder of any debt secured by Property and assumed by Purchaser, at the time of closing Purchaser shall reimburse Seller therefor.

  This instrument when signed only by the prospective Purchaser shall constitute an offer which shall not be withdrawable in less than 48 hours from the date hereof.

  Purchaser accepts Property in its existing condition, no warranties or representations having been made by Seller or Agent which are not expressly stated herein.

  As used herein, where applicable: "Seller" and "Purchaser" include the plural; the masculine includes the feminine or neuter gender.

  WITNESS the signatures of all parties the day and year above written.

Subject to clearance of any check given,  IDEAL TRAVEL CONCEPTS, INC. A FLA. CORP.
the undersigned Agent acknowledges        ----------------------------------------
receipt of the above mentioned earnest
money which is held in trust subject      X/s/ Tracy A. Childers, President
to the terms of this contract.            ----------------------------------------
                                          TRACY A. CHILDERS, PRES. Purchaser
STEWART TITLE COMPANY OF MEMPHIS          ----------------------------------------

By  /s/   Dan Whipple                     X/s/ Kenneth B. Lenoir
  -----------------------------------     ----------------------------------------
              Broker CRYE-LEIKE, INC.     KENNETH B. LENOIR           Seller
                    -----------------
Telephone    (901) 758-5670
         ----------------------------

[LOGO]


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                             ADDENDUM "A"


ADDENDUM "A" TO REAL ESTATE SALE CONTRACT BETWEEN IDEAL TRAVEL CONCEPTS, INC. AND/OR ASSIGNS, PURCHASER AND KENNETH B. LENOIR, SELLER DATED JANUARY 20, 1998.

EARNEST MONEY DEPOSIT. Purchaser shall deposit $25,000.00 as earnest money with Crye-Leike, Inc., Escrow Agent or with the Title company of Purchaser's choice within twenty-four (24) hours after contract accepted by Seller and Purchaser.

FINANCING CONTINGENCY. Contract contingent upon Purchaser obtaining satisfactory financing for purchase of property. Purchaser shall have thirty
(30) days (unless extended in writing by both parties) from the effective date of this contract to obtain satisfactory financing. Should Purchaser not obtain satisfactory financing during this thirty (30) day period, Purchaser shall notify Seller in writing, contract shall be null and void, earnest money shall be refunded and neither party shall have any further obligation to the other. When satisfactory financing is obtained, Purchaser shall notify Seller in writing and both shall proceed to close on or before close date above.

INSPECTION BY PURCHASER. Seller agrees Purchaser shall have forty five (45) days (unless extended in writing by both parties) from the effective date of this contract to inspect the property (the "Inspection Period"). During the inspection period, Purchaser may elect to terminate this agreement for any reason. Should Purchaser elect to terminate the contact during the inspection period, contract shall be null and void, earnest money shall be refunded and neither party shall have any further obligation to the other. As soon as purchaser has completed its inspection of the property, it will notify Seller in writing and both parties shall proceed to close by or before close date above.

LEASE-BACK OF SPACE BY SELLER. Seller agrees to lease-back the 16,000 square feet in the building for Seller's company from Purchaser under lease with the following terms:

  LESSEE:  Mercantile Trust Company, Inc., a Tennessee Corporation;
  LEASE INCEPTION DATE: Date of close of this sale contract;
  TERM: Nine (9) months;
  RATE: $14.00 per rentable square foot (Net Lease Basis);
  NET LEASE:  Lessee (Seller) pays all utilities, janitorial, building insurance and real estate taxes, elevator and HVAC systems regular maintenance, trash removal and grounds maintenance; Lessor (Purchaser) responsible for maintenance and repair of roof and exterior of building including parking lots;
  OTHER TERMS:  As agreed in lease document by both Seller and Purchaser prior to sale close;

                                   Page 1 of 2

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Lease-back document to be signed by both parties at closing and this lease to become Addendum "B" to this contract.

SUB-LEASE BY PURCHASER. Seller agrees to sub-lease approximately 2000 square feet on the first or second floor to Purchaser (Sub-lessee) for its travel business under terms as follows:

  SUB-LESSEE: Ideal Travel Concepts, Inc.;
  INCEPTION DATE:  Date of close of this sale contact;
  TERM: Nine (9) months;
  RATE: $16.00 per usable square foot full service basis;
  OTHER TERMS: Sub-Leasee shall be given occupancy and use of the third floor storage area of the building under this sub-lease to build out as needed for additional offices. Other terms as agreed in sub-lease document by Seller and Purchaser prior to close. (SEE THIRD FLOOR BUILDING CODES BELOW)

Sub-Lease document shall be executed at close by Seller (Sub-lessor) and Purchaser (Sub-lessee) and be attached to this contract as Addendum "C".

ATTACHMENTS WITH PROPERTY. Seller agrees the generator is part of the property in this sale.

ENVIRONMENTAL. Seller warrants that it is not aware of any environmental problems on the property or improvements. Should Purchaser's lender require an environmental report(s), cost of report(s) shall be paid by Purchaser.

BUILDING CODES. Contract contingent upon property meeting all Memphis and Shelby County building codes.

SURVEY. Purchaser shall obtain a survey of the property from a state licensed survey not less than ten (10) days prior to closing. One-half (1/2) of cost of survey shall be reimbursed to Purchaser by Seller at closing.

TIME IS OF THE ESSENCE. Time is of the essence with respect to this contract. Contract contingent upon acceptance by both Seller and Purchaser by close of business on January 28, 1998.

Seller and Purchaser were represented by Crye-Leike, Inc., Commercial Division whose agent is Dan Whipple.

  Executed multiple originals on this 28th day of January, 1998.

  The effective date of this contract is 28th day of January, 1998.

X/s/ Tracy A. Childers - PRESIDENT         X/s/ Kenneth B. Lenoir
-------------------------------          -------------------------------
Purchaser                                Seller

EIN# 59-3193464                          EIN# ###-##-####
     --------------------------               --------------------------

THIRD FLOOR BUILDING CODES. Purchaser acknowledges and agrees that Purchaser assumes total responsibility for city and county building codes on the third floor and that any improvements to property by Purchaser after close will meet all existing city and county building codes.

RECEPTION AREA FURNITURE. Seller and Purchaser agree that the furniture, fixtures and decorations in the reception area and first floor hallway are part of the property conveyed in this sale.

EXTERIOR REPAIRS TO BUILDING. Seller agrees to fill and seal any holes in exterior surface of building and paint all external wood trim prior to closing. Repairs not to exceed $10,000.00 dollars.

                          Page 2 of 2

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                                ADDENDUM "B"

ADDENDUM "B" TO REAL ESTATE SALE CONTRACT BETWEEN IDEAL TRAVEL CONCEPTS, INC. AND/OR ASSIGNS, PURCHASER AND KENNETH B. LENOIR, SELLER DATED JANUARY 20, 1998.


FINANCING CONTINGENCY EXTENSION. Seller and Purchaser agree that the financing contingency period shall be extended for fifteen (15) days or until March 14, 1998.

Purchaser agrees to use its best efforts to remove both the FINANCING and INSPECTION contingencies before MARCH 10, 1998. Purchaser shall notify Seller in writing as soon as both contingencies have been removed and both parties shall proceed to close on or before March 31, 1998

Agreed to this 26th day of February, 1998, in Memphis, Shelby County,
Tennessee.

PURCHASER                                SELLER

X/s/ Tracy A. Childers                   X/s/ Kenneth B. Lenoir
-------------------------------          -----------------------------
Tracy A. Childers, President             Kenneth B. Lenoir